English Translation

Exhibit 10.14

Translation of Technology Service Contract

between

Shengli Oil Field Administration

And

Pansoft (Jinan) Company Ltd.

Party A: Shengli Oil Field Administration

Party B: Pansoft (Jinan) Company Ltd.

Signature date: April, 2008

Place of Signature: Dongying, Shandong

Term of Contract: 04/01/2008 - 12/31/2008

Drafting Instructions

I.
This contract draft serves as an illustrative version of Technology Development (Commission) Contract produced by PRC Ministry of Science & Technology and provided to Technology Contract Registration Authority so as to be recommended to technological contracting entities as a reference to facilitate their contract drafting.

II.	This contract is intended to address to the contracting situation in which one party provide its technology and knowledge (as Entrusted) to the other party to solve specified technical problems.

III.
When multiple persons involved in either party, list under “entrusting party”, “entrusted party” (supplementary pages) as combined entrusting persons or entrusted persons according to their roles in the contracting relationship.

IV.	For any matters not covered by this contract, both parties may agree to include supplementary pages, taking as an inalienable part of the contract.

V.	With regard to agreed non-filling clauses in this contract, a “None or NA” sign should be filled to the clause which not applicable to the specific contracting relationship or environment.

In compliance with PRC Contract Law and on basis of consensus of both parties after adequate discussion and communication, this contract is hereby reached where party A retains Party B to develop single drill budget management information system of Shengli Oil Field Administration for party A and Party A pays Party B for the service rendered.

I	The Parties and Communications:

Omitted

II.	Technical Requirements for this Development Project

1. Technological Objectives: Develop single drill budget management information system and provide Party A an information platform so as to apply modern Internet technical management measures to establish accounting and budget management system aiming single drill well as management objective. Enhance and integrate single drill tender decision, contracting, technical design, budgeting, cost analysis, performance assessment into a completed and controllable process to solve the problems in budgeting lag behind, lose controlling. Party A will expand and introduce this system application to whole business.

2. Technological Content: Apply B/S system structure and adopt one level accounting business process and management model, develop cost accounting, management process and establish accounting and budgeting system on basis of single drill well to realize integration of development cost budgeting, revenue projection, settlement, decision analysis module , quantified job assignment system, construction job network settlement system.

3. Technical Methodology and Path: Development technology will adopt life cycle method coupled with ante type method, apply Java technology and J3EE platform, adopt SYBASE database to realize centralized data management, adopt secured interface to connect with outside system integration.

III. Expected Development Progress and Goal

year	No.	Content	Specifics expected	Period	Place of experiment	Acceptance approach	Responsible person
2008	1	research	Business demands, design plan of new system	04/2008		Evaluation	Feng Xuewei
2008	2	Overall design	Description of business process, forming data structure			inspection	Feng Xuewei,
2008	3	Detailed design	Algorithm of different functions	04/2008 - 05/2008		inspection	Feng Xuewei, Liu Shiyong
2008	4	development	All function modules	04/2008 - 05/2008		others	Liu Jihong
2008	5	testing	Testing report	06/2008		inspection	Liu Jihong, Liu Shiyong
2008	6	Test running	System manual	06/2008		inspection	Wang Xuqi
2008	7	System training	System training instructions	06/2008		other	Liu Shiyong, Wang Xuqi
2008	8	System implementation	Acceptance report	06/2008		other	Feng Xuewei

IV.	Compensation and Payment Schedule

Party A will pay technological development cost and compensations

1.	Total development cost and compensation: 886,000 RMB
2.	Party A pay to Party B for the amount specified above in the following payment schedule:
a)	After completion of Phase I by end of April 2008 - payment 300,000 RMB
b)	After completion of Phase II by end of June 2008 - payment 486,000 RMB
c)	After completion of Phase III by end of December 2008 - payment 100,000 RMB

V.	Supervision and Evaluation

Party B shall use the R & D fund only on its intended purpose in scientific and reasonable way. Party A has the right to supervise and audit the spending of the said fund and the progress of the project.

Party B shall, in accordance to Clause 2, 3, item 3 of Clause 4, submit to Party A the progress report and fund spending report every half year, and submit annual development report in writing form in every September as well as fund spending report.

Party A has the right to conduct medium evaluation of the project evaluating the technology, feasibility, economic prospect and the capacity of Party B to accomplish the project.

VI.	Subcontracting

Without written approval from Party A, Party B shall not subcontract the project in whole or in part to any third party. In case of obtaining approval from Party A, Party B shall sign confidentiality report with the third party with confidentiality obligations no less than that provided in Clause 12. The subcontracting contract shall register with Party A.

VII.	Delivery and Acceptance

1.	Delivery Content

Party B shall according to Clause 2 deliver to Party A all the research and development results in scientific and truthful way. The delivered materials for acceptance shall include but not limited to some or all of the following items:

Research report
Testing report
Application report
Process package
Computer software

Sample machine
Quality standards
Repetitive experiments
Economic return, social return analysis report
IP introduction
Proprietary technology
Analysis report of equivalent technologies abroad
Report and proof regarding scientific breakthroughs in field of environmental protection and production security
Budget statement
Audit report
Companies and personnel contributing to the project.

2.	form, number, time and place of delivery
written form (2 copies), electronic form
time: 06/2008
place: Dongying

3.	acceptance

Upon expiration of the Contract, it is to be inspected and accepted by way of evaluation. If Party A finds it necessary, it may arrange people to conduct repetitive experiment on delivered product.

When the Contract expires but the project does not reach acceptance stage or is rejected, a 30-day period of improvement and modification shall be granted subject to approval from Party A. Acceptance within this period of grace is not deemed breach of contract. When the period of grace comes to an end, but the product is still unacceptable, it shall be deemed breach of contract and be handled according to item 2 of Clause 13.

VIII.	Representations and warranties

1.	Party A makes the representations and warranties that

Party A owns the legal qualifications to hire companies for technology development, and has acquired business license. By signing and performing this Contract Party A will not violate authorization or approval the state may require;

●	Party A shall pay the R & D fund as per agreement;
●	Party A shall conduct inspection and acceptance as per agreement, and timely accept qualified development results;
●	Party A shall provide technical materials and accomplish the collaborative matters as per agreement.

2.	Party B makes the following representations and warranties:

●
it owns the qualifications to undertake technology development project, and has acquired business license. By signing and performing this Contract Party B will not violate authorization or approval the state may require;

●	it shall have the capacity to perform this Contract;
●	it guarantees the independence, scientific nature, and truthfulness of the development product delivered, and delivers all data, materials and technology secret to Party A as per Clause 7;
●	it guarantees that the development product delivered to Party A will not constitute infringement against any rights owned by third party.
●
It warrants that before executing this Contract it has briefed Party A in writing IP rights owned by Party B concerning the project (including patents in the process of application and already granted). Party B agrees that Party A has the right to use said intellectual property related to the project.

IX.	Risk taking and modification to the contract

1.	technical risks

When one party finds technical risks exist and may cause the failure of the project in whole or in part, it shall notify the other party within 30 days after it knows or shall know, and take measures to reduce damage. The parties shall negotiate to modify or terminate the Contract. If the party fails to make the notification in time which leads to increased loss, it shall compensate for the increased loss.

2.	risks of technology being disclosed by others

In performing this Contract, if the technology to be developed is made public by other people, Party B shall notify Party A within 30 days after it knows or shall know, and the parties negotiate to modify or terminate the Contract. If the party fails to make the notification in time which leads to increased loss, it shall compensate for the increased loss.

3.	risks related to technology and market change

If due to technology and market change Party A deems it no economic value to carry on the development project, Party A has the right to notify Party B to modify or terminate the Contract at any time. From the date when the notification is made, Party A pays Party B for work already accomplished but not the unfinished work.
Any modifications to the Contract shall be in written form.

X.	Ownership of the technology result

1.
The parties agree that the rights regarding technology result and related intellectual property produced in performing this Contract (including but not limited to ownership, use right, patent application right, patent, licensing right, assignment right, right to benefit) belong to Party A or jointly owned by both parties.

2.	The development people who accomplish the project have the right to have their names related to the technology result and be presented relevant honor and award.

XI.	Follow-up improvement on the technology result

1.
Both parties have the right to conduct follow-up innovation on the said technology result. Any practical improvement or IP right so produced belong to the party conducting the innovation. Party A and its affiliated companies have the right to use the technology improvement done by Party B.

2.	The improvement jointly conducted by both parties shall be shared by both parties, and the benefits go as agreed in item 1, Clause 10.

Clause 12 Confidentiality

Before execution of this Contract and during the effective period, both parties shall keep the technologies and trade secret disclosed to each other confidential through the effective period of this Contract and the 15 years after it expires, and Party B shall:

1. keep confidential all “data” involved, and not disclose to any third party at any time in any fasion, including used for demonstration, publishing etc.

2. not use these “Data” for any purposes other than the matters in connection with this Contract.

3. not disclose these “Data” to any person save for the employees of Party B on a “need to know basis”, and the said employees shall sign non-disclosure agreement with Party B assuming confidentiality obligations no less than those stipulated in this Contract.

“Data” mentioned hereinbefore refer to all technical information, provided by Party A to Party B in oral, written, electronic or any other form during the term of this Contract, as well as technical information formed by or accessible to Party B during the term of this Contractôsuch as but not limited to database, research and development records, technical report, testing reports, testing data and technical files, etc.

XII.	Breach of Contract Liabilities

Any Party shall be liable for any breach of contract which leads to delay, failure, intellectual property infringement regarding the project:

1.	Liabilities of Party A

If Party A violates clause 4 and refuses to pay development fund, Party B has the right to terminate the Contract and claim for damage or ask the party to pay a liquidated damage (no more than 50% unpaid balance of the development fund).

If Party A violates clause 4 and pay the development fund later than expected, which leads to Party B’s failure to deliver the product in time, Party B has the right to postpone delivery to make up for the delayed time.

2.	Breach of Contract liabilities for Party B

If Party B violates Clause 12 and 7 resulting in its failure to deliver the development result, Party A has the right to terminate the Contract. If Party B is found to be at fault, it shall refund all the development fund, and pay penalty (no more than 50% of the fund already paid).

If Party B violates item 2 of Clause 8 and Clause 12, it shall compensate Party A for all its loss, and pay a penalty of 10% of the contract price unless proven to not at fault.

XIV.	Notice and Service

All the notice and communications shall be in written form (electronic sending in advance acceptable), which shall be sent to the contact persons and addresses on page 1 in ways of personal delivery, fax, registered mail.
Personal delivery or registered male are valid when actually serviced, and fax will be deeded done when receiving confirmation from the receivers. Any change to the project contacts in clause 1 shall be notified 5 days in advance.

XV.	Force majeure

Force Majeure means external events that happens unforeseeably, inevitably and unable to control and overcome the occurrence and consequences to any party, including but not limited to wars, strikes, acts of government, serious natural disasters and other circumstances by mutual agreement of both Parties

Force Majeure preventing any party from performing any of its obligations under this contract, in whole or in part, the party shall not be regarded as breach the Contract in the scope of Force Majeure. Loss directly or indirectly to any Party (Except as otherwise provided herein) caused by force Majeure shall be borne by the parties on their own。

The affected party shall take appropriate measures to prevent further loss, inform the other party in writing as soon as possible and provide an explanation after Force Majeure occurs. Both Parties shall conduct friendly negotiation and take remedial measures to minimize the loss.

XIII.	Breach of Contract Liabilities

1. Liabilities for Party A

If Party A violates Clause 4 by refusing to pay R & D fund, Party B has the right to terminate the Contract and claim for damage or penalty (no more than 50% of unpaid fund).

If Party violates Clause 4 by delaying payment of development fund, and leads to Party B failing to deliver the product in time, Party B has the right to postpone delivery.

2. Liabilities for Party B

If Party B violates Clause 2, 7 and fails to deliver the technology product, Party A has the right to terminate the Contract. If Party B is found at fault, it shall refund all development fund and pay penalty (no more than 50% of the part already paid).

If Party B violates item 2 of Clause 8 and Clause 12, Party B shall compensate Party A for all its losses and further pay penalty of 10% of the Contract price with the exception of proving not at fault.

XVI.	Dispute resolution

Any dispute arising in connection to this Contract shall be solved in amicable negotiation. Where negotiation does not solve the dispute, the parties shall resort to___A_____ method:

A.	submit to Dongying Aribitration Commission for arbitration;
B.	litigation in court;
C.	submit to Sinopec internal dispute settlement committee.

XVII. Terms and terminology

XVIII. Miscellaneous

1.	This Contract has one appendice.
2.	Appendice is an integral part of this Contract with same power as the Contract. In case of conflict between the two, the Contract prevails.
3.	With any undecided matters, the parties shall consult each other.
4.	This Contract exists in 6 copies, each party holding 3 with same power.
5.	This Contract is executed in April 2008 in Dongying. This Contract enters into force upon signing and sealing by both parties.

Party A: Shengli Petral Administration, Sinopec

Party B: Pansoft (Jinan) Company Ltd.